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                                                                    EXHIBIT 10.9

                                    AMENDMENT

                                     TO THE

                            MARKETAXESS HOLDINGS INC.

                       2001 AND 2000 STOCK INCENTIVE PLANS

                  WHEREAS, MarketAxess Holdings Inc. (the "Company") maintains the MarketAxess Holdings Inc. 2001 Stock Incentive Plan and the MarketAxess Holdings Inc. 2000 Stock Incentive Plan (collectively referred to as the "Plans");

                  WHEREAS, pursuant to Article X of the Plans, the Board of Directors of the Company (the "Board") or the Committee under the Plans reserved the right to amend the Plans; and

                  WHEREAS, the Board desires to amend the Plans to transfer to the MarketAxess Holdings, Inc. 2004 Stock Incentive Plan the Company's common stock available for grant under the Plans as of the effective date of an initial public offering of the Company's common stock.

                  NOW, THEREFORE, the Plans are amended, effective as of the date of execution of this Amendment, as follows:

                  1. Section 4.1 of the Plans are amended by adding the following to the end thereof:

         "Notwithstanding the foregoing, all Common Stock available for grant under the Plan as of the Registration Date shall be transferred to the Company's 2004 Stock Incentive Plan. On and after the Registration Date, no shares of Common Stock will be available for the grant of Awards under the Plan other shares that become available (as provided in this Section 4.1) as a result of (i) Awards that expire, terminate or are cancelled without having been exercised; or (ii) the delivery or exchange of Common Stock by a Participant as payment for the exercise price or for the payment of withholding taxes."